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                                                                     Exhibit 3.2

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                                 At Road, Inc.



          The undersigned, Krish Panu and Tae Hea Nahm, hereby certify that:

          1. They are the duly elected President and Secretary, respectively, of At Road, Inc., a Delaware corporation.

          2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on February 17, 2000.

          3. As of the date hereof, At Road, Inc. has issued 1,000 shares of Common Stock and has received payment therefor, and the directors of At Road, Inc. are Krish Panu, Rodric Fan, Kris Chellam, Stuart Phillips, Andrew Sheehan, and T. Peter Thomas.

          4. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                   "ARTICLE I

     The name of this corporation is At Road, Inc. (the "Corporation").
                                                         -----------

                                   ARTICLE II

       The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                    ARTICLE IV

     (A) Classes of Stock.  The Corporation is authorized to issue two classes
         ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock."
                                          ------------       ---------------
The total number of shares which the Corporation is authorized to issue is Seventy-Nine Million Seven Hundred Eighty-Nine Thousand Eight Hundred Seventy-Nine (79,789,879) shares, each with a par value of
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$0.0001 per share. Forty-Nine Million (49,000,000) shares shall be Common Stock and Thirty Million Seven Hundred Eighty-Nine Thousand Eight Hundred Seventy-Nine (30,789,879) shares shall be Preferred Stock.

     (B) Rights, Preferences and Restrictions of Preferred Stock.  The Preferred
         -------------------------------------------------------
Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist
                                     ------------------------
of Three Million Seven Hundred Fifty Thousand (3,750,000) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and
                                               ------------------------
shall consist of Twelve Million Four Hundred Thirteen Thousand Seven Hundred Ninety-Three (12,413,793) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Six Million Nine
            ------------------------
Hundred Fifty-Six Thousand Four Hundred (6,956,400) shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" and shall
                                        ------------------------
consist of Three Million Six Hundred Sixty-Nine Thousand Six Hundred Eighty-Six (3,669,686) shares. The fifth series of Preferred Stock shall be designated

"Series E Preferred Stock" and shall consist of Three Million (3,000,000)
-------------------------
shares.  The sixth series of Preferred Stock shall be designated "Series E-1
                                                                  ----------
Preferred Stock" and shall consist of One Million (1,000,000) shares.  The
---------------
rights, preferences, privileges, and restrictions granted to and imposed on the Series A, Series B, Series C, Series D, Series E and Series E-1 Preferred Stock are as set forth below in this Article IV(B). The rights, preferences, privileges, and restrictions granted to and imposed on the Series E-1 Preferred Stock shall be identical to those of the Series E Preferred Stock, and each reference to the Series E Preferred Stock shall also be deemed to be a reference to the Series E-1 Preferred Stock, except for the rights, preferences, privileges, restrictions and references set forth in Section 5 below.

          1.  Dividend Provisions.  Subject to the rights of series of Preferred
              -------------------
Stock which may from time to time come into existence, the holders of shares of Series A, Series B, Series C, Series D, or Series E Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (a) $0.06 per share per annum on each outstanding share of Series A Preferred Stock, (b) $0.043 per share per annum on each outstanding share of Series B Preferred Stock, (c) $0.30 per share per annum on each outstanding share of Series C Preferred Stock, (d) $0.78 per share per annum on each outstanding share of Series D Preferred Stock, and (e) $0.90 per share per annum on each outstanding share of Series E Preferred Stock, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

          2.  Liquidation.
              -----------

              (a) Preference.  In the event of any liquidation, dissolution or
                  ----------
winding up of the Corporation, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of the Series A, Series B,

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Series C, Series D and Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $0.67 per share for each share of Series A Preferred Stock then held by them, (ii) $0.48 per share for each share of Series B Preferred Stock then held by them, (iii) $3.33 per share for each share of Series C Preferred Stock then held by them, (iv) $8.67 per share for each share of Series D Preferred Stock then held by them, and (v) $10.00 per share for each share of Series E Preferred Stock then held by them, plus declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

              (b) Remaining Assets.  Upon the completion of the distribution
                  ----------------
required by Section 2(a) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A, Series B, Series C, Series D and Series E Preferred Stock) until (i) with respect to the holders of Series A Preferred Stock, such holders shall have received an aggregate of $2.00 per share (including amounts paid pursuant to Section 2(a) above), (ii) with respect to the holders of Series B Preferred Stock, such holders shall have received an aggregate of $1.45 per share (including amounts paid pursuant to Section 2(a) above), (iii) with respect to the holders of Series C Preferred Stock, such holders shall have received an aggregate of $10.00 per share (including amounts paid pursuant to Section 2(a) above), (iv) with respect to the holders of Series D Preferred Stock, such holders shall have received an aggregate of $26.00 per share (including amounts paid pursuant to Section 2(a) above), and (v) with respect to the holders of Series E Preferred Stock, such holders shall have received an aggregate of $30.00 per share (including amounts paid pursuant to Section 2(a) above); thereafter, subject to the rights of series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

              (c)  Certain Acquisitions.
                   --------------------

                   (i) Deemed Liquidation.  For purposes of this Section 2, a
                       ------------------
liquidation, dissolution or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a

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wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 2(c)(i)
                                         --------
shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation.

                   (ii) Valuation of Consideration.  In the event of a deemed
                        --------------------------
liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                          (A) Securities not subject to investment letter or
other similar restrictions on free marketability:

                          (1) If traded on a securities exchange or The Nasdaq
Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                          (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                          (3) If there is no active public market, the value
shall be the fair market value thereof, as determined by the Corporation's Board of Directors.

                          (B) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation's Board of Directors.

                   (iii)  Notice of Transaction.  The Corporation shall give
                          ---------------------
each holder of record of Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the shareholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

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                   (iv)   Effect of Noncompliance.  In the event the
                          -----------------------
requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such time as the requirements of this Section 2 have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of each series of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

          3.  Redemption.  The Preferred Stock is not redeemable.
              ----------

          4.  Conversion.  The holders of the Series A, Series B, Series C,
              ----------
Series D and Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):
      -----------------

              (a) Right to Convert.  Subject to Section 4(c), each share of
                  ----------------
Series A, Series B, Series C, Series D and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.67 in the case of the Series A Preferred Stock, (ii) $0.48 in the case of the Series B Preferred Stock, (iii) $3.33 in the case of the Series C Preferred Stock, (iv) $8.67 in the case of the Series D Preferred Stock, and (v) $10.00 in the case of the Series E Preferred Stock, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $0.67 for shares of Series A Preferred Stock, $0.48 for shares of Series B Preferred Stock, $3.33 for shares of Series C Preferred Stock, $8.67 for shares of Series D Preferred Stock, and $10.00 for shares of Series E Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

               (b) Automatic Conversion.  Each share of Series A, Series B,
                   --------------------
Series C, Series D or Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in
Section 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), which results in
                                         --------------
aggregate cash proceeds to the Corporation of $15,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of seventy-five percent (75%) of the then outstanding shares of Preferred Stock, voting as a class.

              (c) Mechanics of Conversion.  Before any holder of Series A,
                  -----------------------
Series B, Series C, Series D or Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as

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practicable thereafter, issue and deliver at such office to such holder of
Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

              (d) Conversion Price Adjustments of Preferred Stock for Certain
                  -----------------------------------------------------------
Splits and Combinations.  The Conversion Price of the Series A, Series B,
-----------------------
Series C, Series D and Series E Preferred Stock shall be subject to adjustment from time to time as follows:

                   (i) Stock Splits and Dividends.  In the event the
                       --------------------------
Corporation should at any time or from time to time after the date of the purchase of the Series E Preferred Stock (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration
                -------------------------
by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents.

                   (ii) Reverse Stock Splits.  If the number of shares of
                        --------------------
Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (e) Other Distributions.  In the event the Corporation shall declare a
              -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i), then, in each such case for the purpose of this Section 4(e), the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (f) Recapitalizations.  If at any time or from time to time there
              -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A, Series B, Series C, Series D and Series E Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

          (g) No Fractional Shares and Certificate as to Adjustments.
              ------------------------------------------------------

                (i) No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A, Series B, Series C, Series D or Series E Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any reasonable time of any holder of Series A, Series B, Series C, Series D or Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

          (h) Notices of Record Date.  In the event of any taking by the
              ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A, Series B, Series C, Series D or Series E Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (i) Reservation of Stock Issuable Upon Conversion.  The Corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

          (j) Notices.  Any notice required by the provisions of this Section 4
              -------
to be given to the holders of shares of Series A, Series B, Series C, Series D or Series E Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          5.  Voting Rights.  The holder of each share of Series A, Series B,
              -------------
Series C, Series D, Series E and Series E-1 Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote; provided, however that the holders of Series E-1 Preferred Stock,
               --------  -------
prior to its conversion in accordance with Article III(B)(4)(a) or (b) above, shall not be entitled to vote for the election of directors of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A, Series B, Series C, Series D, Series E or Series E-1 Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          6.  Protective Provisions.  So long as at least 5,000,000 shares of
              ---------------------
Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), except as otherwise required by applicable law, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy percent (70%) of the then outstanding shares of Preferred Stock, voting together as a class:

               (a) effect a transaction described in Section 2(c)(i) above;

               (b) alter or change the rights, preferences or privileges of the shares of Series A, Series B, Series C, Series D or Series E Preferred Stock so as to affect adversely the shares of such series;

               (c) increase the total number of authorized shares of Series A, Series B, Series C, Series D or Series E Preferred Stock;

               (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A, Series B, Series C, Series D or Series E Preferred Stock with respect to voting, dividends, conversion or upon liquidation;

               (e) effect a reclassification or recapitalization of the outstanding, capital stock of the Company; or

               (f)  amend Section 4(b)(ii) above.

          7.  Status of Converted Stock.  In the event any shares of Preferred
              -------------------------
Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          8.  Repurchase of Shares.  In connection with repurchases by the
              --------------------
Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Section 170 of the Delaware General Corporation Law shall not apply in whole or in part with respect to such repurchases.

     (C)  Common Stock.
          ------------

          1.  Dividend Rights.  Subject to the prior rights of holders of all
              ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.  Liquidation Rights.  Upon the liquidation, dissolution or winding
              ------------------
up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV.

          3.  Redemption.  The Common Stock is not redeemable, except pursuant
              ----------
to contractual arrangements.

          4.  Voting Rights.  The holder of each share of Common Stock shall
              -------------
have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                   ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 141, 228, 242, and 245 of the General Corporation Law of the State of Delaware.



Executed at Fremont, California this ___ day of July, 2000.



                                    ________________________________
                                    Krish Panu, President


                                    ________________________________
                                    Tae Hea Nahm, Secretary

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